As filed with the Securities and Exchange Commission on November 5, 2015
Registration No. 333- _____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Questar Corporation
(Exact name of registrant as specified in its charter)

Utah	87-0407509
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

333 South State Street
P.O. Box 45433
Salt Lake City, Utah 84145-0433
(801) 324-5699
(Address of Principal Executive Offices)

QUESTAR CORPORATION LONG-TERM STOCK INCENTIVE PLAN
(Full title of the plan)

Colleen Larkin Bell, Esq.
Vice President and General Counsel
Questar Corporation
333 South State Street
P.O. Box 45433
Salt Lake City, Utah 84145-0433
(Name and address of agent for service)
(801) 324-5900
(Telephone number, including area code, of agent for service)

Copy to:
Reed W. Topham, Esq.
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, Utah 84111
801-328-3131

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[X]		Accelerated Filer	[ ]
Non-accelerated filer	[ ]	(do not check if a smaller reporting company)	Smaller reporting Company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value	2,833,113 shares	$20.65	$58,503,783.45	$5,891.33

(1)
In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under the Questar Corporation Long-Term Stock Incentive Plan by reason of any stock dividend, stock split, or similar transaction.

(2)
Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of such securities on November 2, 2015, within five business days prior to filing.

EXPLANATORY NOTE
On May 23, 1991, Questar Corporation (the “Company”) registered 1,930,000 shares of its Common Stock and attached Common Stock Purchase Rights (the “Rights”), to be offered or sold to participants under the Questar Corporation Long-Term Stock Incentive Plan (the “Plan”) pursuant to its registration statement on Form S-8 (File No. 33-40801). On August 16, 2001, the Company registered 9,148,405 shares of its Common Stock and attached Rights, to be offered or sold to participants under the Plan pursuant to its registration statement on Form S-8 (File No. 333-67658). On August 1, 2013, the Company registered 2,300,000 shares of its Common Stock to be offered or sold to participants under the Plan pursuant to its registration statement on Form S-8 (File No. 333-190303). The contents of the Company's registration statements on Form S-8 (File Nos. 33-40801, 333-67658 and 333-190303) are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein. On May 27, 2015, the Company's shareholders approved an amendment to the Plan to increase the number of shares available for issuance under the Plan by 2,833,113 shares of Common Stock. This Registration Statement is being filed in order to register such additional 2,833,113 shares of Common Stock which may be offered or sold to participants under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed previously by the Company with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Annual Report”), as filed with the Commission on February 20, 2015;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and

(c)
the description of the Company’s Common Stock contained in the Registration Statement on Form S-3 filed with the Commission on November 1, 2007, including any subsequently filed amendments and reports updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Utah corporation. Section 16-10a-902 of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he or she is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an “Indemnifiable Director”), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty or fine, or reasonable expenses (including attorneys’ fees), incurred in the Proceeding if his or her conduct was in good faith and he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he or she had no reasonable cause to believe such conduct was unlawful; provided, however, that pursuant to Subsection 902: (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-903 of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Director of the corporation, against reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding or claim with respect to which he or she has been successful.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the Revised Act provides that, unless otherwise limited by a corporation’s articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction.

Section 16-10a-904 of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding, upon the satisfaction of certain conditions.

Section 16-10a-907 of the Revised Act provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to an Indemnifiable Director, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that, subject to the limitations described below, the Company shall indemnify any individual made a Party to a proceeding because the Indemnifiable Director is or was a director of the Company, against liability incurred in the proceeding, but only if the Company has authorized the payment in accordance with the Revised Act and a determination has been made in accordance with the procedures set forth in such provision that the Indemnifiable Director conducted himself in good faith; that the Indemnifiable Director reasonably believed that the Indemnifiable Director’s conduct, if in the Indemnifiable Director’s official capacity with the Company, was in its best interests and that the Indemnifiable Director’s conduct, in all other cases, was at least not opposed to the Company's best interests; and that the Indemnifiable Director had no reasonable cause to believe the Indemnifiable Director’s conduct was unlawful in the case of any criminal proceeding. Notwithstanding the foregoing, the Bylaws state that the Company shall not indemnify a director in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Indemnification permitted under the Bylaws in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the proceeding. If a determination is made, using the procedures set forth in the Revised Act, that the Indemnifiable Director has satisfied the requirements listed in the Bylaws and if an authorization of payment is made, using the procedures and standards set forth in the Revised Act, then the Company shall pay for or reimburse the reasonable expenses incurred by an Indemnifiable Director who is a Party to a proceeding in advance of the final disposition of the proceeding if the Indemnifiable Director furnishes the Company a written affirmation of the Indemnifiable Director’s good faith belief that the Indemnifiable Director has satisfied the standard of conduct described in the Bylaws, furnishes the Company a written undertaking, executed personally or on the Indemnifiable Director’s behalf, to repay the advance if it is ultimately determined that the Indemnifiable Director did not meet the standard of conduct (which undertaking must be an unlimited general obligation of the Indemnifiable Director, but need not be secured and may be accepted without reference to financial ability to make repayment); and if a determination is made that the facts then known of those making the determination would not preclude indemnification under the Bylaws. The Bylaws further state that the Company shall indemnify a director or officer of the Company who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a Party because the director or officer is or was a director or officer of the Company against reasonable expenses incurred by the director or officer in connection with the proceeding. The Bylaws also state that a director or officer of the Company who is or was a Party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The court may order indemnification if it determines that the director or officer is entitled to mandatory indemnification as provided in the Bylaws and applicable law, in which case the court shall also order the Company to pay the reasonable expenses incurred by the director or officer to obtain court-ordered indemnification. The court may also order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the applicable standard of conduct set forth in the Bylaws and applicable law. The Bylaws also state that an officer, employee, or agent of the Company shall have the same indemnification rights provided to a director under the Bylaws. The Board of Directors of the Company may also indemnify and advance expenses to any officer, employee, or agent of the Company, to any extent consistent with public policy as determined by the general or specific purpose of the Board of Directors of the Company.

Utah law permits director liability to be eliminated in accordance with Section 16-10a-841 of the Revised Act, which provides that the liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director, may be limited or eliminated by the corporation except for liability for (i) the amount of financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 16-10a-842 of the Revised Act, which prohibits unlawful distributions by a corporation to its shareholders; or (iv) an intentional violation of criminal law. Such a provision may appear either in a corporation’s articles of incorporation or bylaws; however, to be effective, such a provision must be approved by the corporation’s shareholders.

The Amended and Restated Articles of Incorporation of the Company provide that the liability of the Company’s directors to the Company and its shareholders is limited to the fullest extent permitted by Utah law for monetary damages for any action taken or any failure to take any action as a director.

The Bylaws provide that the Company may purchase and maintain insurance on behalf of any person who is or was one of the Company’s directors, officers, employees, fiduciaries or agents, or is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation, other person, or of an employee benefit plan, against any liability asserted against him or her or incurred by him or her in such capacity or arising out of his or her status in such capacity, whether or not the Company would have the power to indemnify him or her against such liability under the indemnification provisions of the Bylaws or the laws of the State of Utah, as the same are amended or modified. The Company maintains insurance from commercial carriers against certain liabilities that may be incurred by its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement, which is incorporated by reference herein.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on November 2, 2015.

QUESTAR CORPORATION

By:	/s/ Ronald W. Jibson
Ronald W. Jibson
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

     Each of the undersigned hereby constitutes and appoints Ronald W. Jibson as his or her attorney‑in‑fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming that such attorney-in-fact and agent or his or her substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 2, 2015.

Signature	Title

/s/ Ronald W. Jibson	Chairman, President and Chief Executive Officer
Ronald W. Jibson	(Principal Executive Officer)

/s/ Kevin W. Hadlock	Executive Vice President and Chief Financial Officer
Kevin W. Hadlock	(Principal Financial and Accounting Officer)

/s/ Teresa Beck	Director
Teresa Beck

/s/ Laurence M. Downes	Director
Laurence M. Downes

/s/ Christopher A. Helms	Director
Christopher A. Helms

/s/ James T. McManus, II	Director
James T. McManus, II

/s/ Rebecca Ranich	Director
Rebecca Ranich

/s/ Harris H. Simmons	Director
Harris H. Simmons

/s/ Bruce A. Williamson	Director
Bruce A. Williamson

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Amended and Restated Articles of Incorporation of Questar Corporation, effective May 25, 2010 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on September 30, 2010).
4.2
Amended and Restated Bylaws of Questar Corporation, effective June 14, 2010 (incorporated by reference to Exhibit No. 3.2. to our Annual Report on Form 10-K filed on March 1, 2011 for the period ended December 31, 2010).

5.1*	Opinion of Colleen L. Bell.
10.1*	Questar Corporation Long-Term Stock Incentive Plan, as amended and restated effective May 27, 2015
23.1*	Consent of Colleen L. Bell (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
24.1*	Power of Attorney (included on signature page hereto).

*Filed herewith